Exhibit 99.1
Talen Energy Reports PJM Auction Results for the 2028/2029 Planning Year

HOUSTON, July 14, 2026 – Talen Energy Corporation (“Talen,” “we,” or “our”) (NASDAQ: TLN), a leading independent power producer, today reported its results from the PJM Base Residual Auction for the 2028/2029 planning year. Talen cleared a total of 10,180 megawatts at a clearing price of $325 per megawatt-day across the PJM Interconnection Regional Transmission Organization, equating to approximately $1,208 million in capacity revenues for the 2028/2029 planning year. The planning year runs from June 1, 2028 through May 31, 2029.

About Talen
Talen Energy (NASDAQ: TLN) is a leading independent power producer and energy infrastructure company dedicated to powering the future. We own and operate approximately 15.6 gigawatts of power infrastructure in the United States, including 2.2 gigawatts of nuclear power and a significant dispatchable fossil fleet. We produce and sell electricity, capacity, and ancillary services into wholesale U.S. power markets, with our generation fleet principally located in the Mid-Atlantic, Ohio, Indiana, and Montana. Our team is committed to generating power safely and reliably and delivering the most value per megawatt produced. Talen is also powering the digital infrastructure revolution. We are well-positioned to serve this growing industry, as artificial intelligence data centers increasingly demand more reliable power. Talen is headquartered in Houston, Texas. For more information, visit https://www.talenenergy.com/.
Investor Relations:
Sergio Castro
Vice President & Treasurer
(281) 203-5315
InvestorRelations@talenenergy.com

Media:
Taryne Williams
Director, Corporate Communications
Taryne.Williams@talenenergy.com
Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, or incorporated by reference into this communication, are forward-looking statements. Throughout this communication, we have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecasts," "goal," "intend," "may," "plan," "potential," "predict," "project," "seek," "should," "will," or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. Forward-looking statements address future events and conditions concerning, among other things the integration of and anticipated benefits from the recent Cornerstone acquisition and the Freedom and Guernsey acquisitions, capital expenditures, earnings, litigation, regulatory matters, hedging, liquidity and capital resources, accounting matters, expectations, beliefs, plans, objectives, goals, strategies, future events or performance, shareholder returns and underlying assumptions.
Forward-looking statements are subject to substantial risks and uncertainties that could cause our future business, financial condition, results of operations or performance to differ materially from our historical results or those expressed or implied in any forward-looking statement contained in this communication. All of our forward-looking statements include assumptions underlying or relating to such statements that may cause actual results to differ materially from expectations and are subject to numerous factors that present considerable risks and uncertainties.

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